FIRST AMENDMENT TO SUBLEASE

AGREEMENT, dated as of the 3rd day of August, 2006, between BKF MANAGEMENT CO., INC., having its principal office at One Rockefeller Plaza, New York, New York 10020 (hereinafter called “Sublandlord”), and DAYLIGHT FORENSIC AND ADVISORY LLC, having an office at One Rockefeller Plaza, New York, New York 10020 (hereinafter called “Subtenant”).

W I T N E S S E T H:

WHEREAS:

1. Sublandlord and Subtenant executed that certain sublease dated as of May, 2006 (hereinafter called the “Sublease”), covering the entire eighteenth (18th) floor (hereinafter called the “Present Premises”), in the building known as One Rockefeller Plaza, New York, New York (hereinafter called the “Building”), for a term expiring on September 29, 2011, which Sublease was approved by Master Landlord pursuant to Consent to Sublease dated May 31, 2006 among Master Landlord, Sublandlord and Subtenant; and

2. The parties now desire to amend the Sublease by adding additional space to the Present Premises, and in other respects as hereinafter provided.

3. As used herein, the term “Sublease” shall mean the Sublease as amended by this First Amendment to Sublease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

FIRST:  Unless the context otherwise clearly indicates a contrary intent or unless specifically provided herein, each term used in this Agreement which is defined in the Sublease shall be deemed to have the meaning ascribed to such term in the Sublease.

SECOND:  The Sublease is hereby amended, effective as of the date which is the latest to occur of (a) the date of execution and delivery of this Sublease by Sublandlord and Subtenant, (b) the date of Sublandlord’s receipt of the Master Landlord Consent (as defined in Article NINTH hereof)with respect to this First Amendment to Sublease, (c) the tendering of delivery of possession of the Additional Premises (as hereinafter defined) to Subtenant vacant and in broom clean condition, or such earlier date upon which Subtenant shall take possession of the Additional Premises (hereinafter called the “Additional Premises Commencement Date”), so that the Present Premises shall include the entire nineteenth (19th) floor of the Building which, notwithstanding anything to the contrary contained in the Sublease or Master Lease, Sublandlord and Subtenant agree shall be deemed to consist of 17,054 rentable square feet for purposes of the Sublease (hereinafter called the “Additional Premises”). Tenant shall use and occupy the Additional Premises from and after the Additional Premises Commencement Date under the same terms, covenants and conditions as provided in the Sublease (including, without limitation, Articles XIII and XVI thereof), as herein amended.

THIRD:  Effective from the Additional Premises Commencement Date:

1. The “Subleased Premises”, as said term is defined in the Sublease, shall mean collectively the Present Premises together with the Additional Premises, except as hereinafter provided;

2. The “Fixed Rent”, as said term is defined in the Sublease, shall be modified such that the Fixed Rent payable under the Sublease shall be increased by NINE HUNDRED THIRTY-SEVEN THOUSAND NINE HUNDRED SEVENTY AND 00/100 ($937,970.00) DOLLARS per annum ($78,164.16 per month) (the “Additional Premises Fixed Rent”) for the remainder of the term of the Sublease;

3. Section 13.01 of the Sublease captioned “Escalations” is hereby amended with respect solely to the Additional Premises such that Subtenant covenants and agrees to pay Sublandlord as Additional Rent during the term of the Sublease all additional rent payable pursuant to subdivision (v) of Section 3(b) of the Second Amendment except that for purposes of the Sublease, (i) the term “Base Real Estate Taxes” shall mean the R. E. Tax Share of Real Estate Taxes for the Tax Year beginning on July 1, 2006 and ending on June 30, 2007, and (ii) the term “Base COM” shall mean the O.E. Share of the Cost of Operation and Maintenance for the

Computation Year beginning on January 1, 2006 and ending on December 31, 2006. For purposes of the Sublease with respect to the Additional Premises, the term “Tenant Area” shall mean 17,054 rentable square feet notwithstanding anything to the contrary set forth in the Second Amendment or the Master Lease. All such payments shall be made by Subtenant at least three (3) days prior to the date such payment is required to be made by Sublandlord to Master Landlord but subject to the provisions of the last sentence of Section 6.02 of the Sublease. With respect to the Additional Premises, whenever the term “Tenant Area” appears in the Master Lease and is incorporated by reference into the Sublease, “Tenant Area” shall be deemed to mean 17,054 rentable square feet. It is the intent of the parties that all Additional Rent payable by Subtenant pursuant to Article XIII of the Sublease shall be payable with respect to both the Present Premises and the Additional Premises. In the event Master Landlord credits Sublandlord for any amounts charged in previous periods occurring during the term of the Sublease with respect to the Additional Premises for Operating Expenses or Taxes or other Additional Rent items under the Master Lease, then, provided Subtenant has paid the amount so credited, Sublandlord shall (i) provide Subtenant with a copy of the supporting documentation received by Sublandlord and (ii) give to Subtenant a credit or refund equal to Subtenant’s allocable share of the portion of such credit or refund.;

4. The electric energy to the Additional Premises shall be furnished pursuant to, and subject to, the provisions of Section 3(b) (ix) of the Second Amendment and the other provisions of the Master Lease as they relate to the Additional Premises. Sublandlord shall not be liable in any way to Subtenant for any failure or defect in the supply or character of electric energy furnished to the Additional Premises except to the extent such failure or defect arises as a result of Sublandlord’s gross negligence or willful misconduct; and

5. Sections 6.04 and 6.05 of the Sublease shall not apply to the Additional Premises Fixed Rent. Provided Subtenant is not then in default under the terms, covenants and conditions of the Sublease following notice and expiration of applicable cure periods provided therein, Subtenant shall have the right to use and occupy the Additional Premises free solely of the Additional Premises Fixed Rent during (i) the six (6) month period commencing on the Additional Premises Commencement Date and (ii) the five (5) month period commencing on the one (1) year anniversary of the Additional Premises Commencement Date (the “Free Fixed Rent Periods”), except that during such period, Subtenant shall pay to Sublandlord all Additional Rent and other charges due during the above period. Except for the free Fixed Rent allowance as herein provided, Subtenant shall use and occupy the Additional Premises during the Free Fixed Rent Periods pursuant to all of the other terms, covenants and conditions of the Sublease.

FOURTH:  1. Article VIII of the Sublease shall not apply to the Additional Premises. Subtenant acknowledges that Subtenant has fully inspected the Additional Premises and Subtenant agrees to accept possession thereof in its then “as-is” physical condition on the Additional Premises Commencement Date, including, without limitation, all existing partitions and without any furniture, furnishings or other personal property except as set forth in Article SIXTH hereof, and with all fixtures, equipment, improvements and appurtenances attached to or built into the Additional Premises on the Additional Premises Commencement Date (including, without limitation, any “built-ins”, carpeting, paneling, fixtures, partitions, equipment, lighting fixtures, doors, wall treatments, window treatments and shelving), all of which shall remain a part of the Additional Premises.

A. It is understood and agreed that Sublandlord shall not be required to make any improvements, alterations or repairs whatsoever to the Additional Premises or incur any expense to prepare the Additional Premises for Subtenant’s occupancy thereof, except that Sublandlord shall deliver the Additional Premises in vacant, broom clean condition free of all tenancies and occupancies (other than Sublandlord’s tenancy under the Master Lease).

2. A. In making and executing this First Amendment to Sublease, Subtenant has not relied upon or been induced by any statements or representations (except as otherwise expressly provided in this First Amendment to Sublease) of any persons with respect to the Additional Premises or of any other matter affecting the Additional Premises or this transaction which might be pertinent in considering the leasing of the Additional Premises or the execution of this First Amendment to Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.

3. A. Subtenant shall, at Subtenant’s expense, perform all of the work and installations necessary for Subtenant’s initial occupancy of the Additional Premises (the “Initial Work”) subject to the provisions of the

Sublease, including, without limitation, Sublandlord’s and Master Landlord’s prior written approval thereof. Subtenant agrees that it will, prior to the commencement of any work in the Additional Premises, deliver to Sublandlord all certificates of insurance required to be supplied to Sublandlord by Subtenant pursuant to the terms of the Sublease.

B. 1. In consideration of Subtenant performing and completing all of the Initial Work in the entire Additional Premises, Sublandlord shall, subject to the terms and conditions of Section B.3 of this Article, reimburse or cause to be reimbursed to Subtenant, an amount equal to the lesser of (i) the actual cost of the labor, materials and any other hard costs or reasonable soft costs incurred (including, without limitation, engineering, architectural and consulting fees) in connection with the installation of the physical improvements comprising the Initial Work, or (ii) ONE HUNDRED SEVENTY THOUSAND FIVE HUNDRED FORTY AND 00/100 ($170,540.00) DOLLARS, representing “Sublandlord’s Contribution” to such work, it being understood and agreed that Sublandlord’s Contribution shall not exceed such sum, and that all costs and expenses in excess of said sum shall be borne solely by Subtenant.

2. Provided Subtenant is not in default under the Sublease following notice and expiration of applicable cure periods provided herein, Sublandlord’s Contribution as provided in Paragraph B.2 hereof shall be paid out from time to time upon written request of the Chief Financial Officer or equivalent officer of Subtenant (the “Request”) as the Initial Work progresses, but not more frequently than monthly and which payment by Sublandlord shall be made on a pari passu basis, along with payments for the Initial Work to be paid by Subtenant hereunder, such that the proportion to be paid by Sublandlord of the cost of the work then performed to date shall in no event exceed the ratio that the total Sublandlord’s Contribution bears to the total projected cost of the Initial Work. Any such Request shall be received no later than nine (9) months following the Additional Premises Commencement Date and shall be accompanied by the following:

(a) copies of all receipts, invoices and bills for the work completed and materials furnished in connection with the Initial Work and incorporated in the Additional Premises which are to be paid from the requested disbursement or which have been paid by Subtenant and for which Subtenant is seeking reimbursement;

(b) copies of all work orders, change orders and other materials relating to the work or materials, if any, which are the subject of the requested reimbursement;

(c) a certificate signed by Subtenant’s independent licensed architect, dated not more than ten (10) days prior to such Request, setting forth the following:

(i) that the sum then requested is justly due to persons who have rendered services or furnished materials for the work therein specified, and giving a brief description of such services and materials and the several amounts due to each of said persons in respect thereof, and stating that no part of such expenditure is being made the basis, in any previous or then pending prior request, for the receipt of Sublandlord’s Contribution or has been made out of the proceeds of Sublandlord’s Contribution received by Subtenant, that the sum then requested does not exceed the value of the services and materials described in the certificate, and that, in his opinion, the portion of the Initial Work theretofore completed was performed in a good and workmanlike manner and substantially in accordance with the plans therefor;

(ii) that except for the sum then requested, there is no outstanding indebtedness (except for withholding of ten (10%) percent retainages) known to the persons signing such certificate, which is then due for labor, wages, materials, supplies or services in connection with the Initial Work which, if unpaid, might immediately become the basis of a vendor’s, mechanic’s, laborer’s or material man’s statutory or similar lien upon such work or upon the land and building or any part thereof or upon Subtenant’s leasehold interest;

(iii) a good faith estimate of the percentage of the Initial Work theretofore completed; and

(d) waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the Initial Work relating to the portion of the Initial Work theretofore performed and materials theretofore provided and for which previous disbursements and/or the requested disbursement has been or is to be made (except to the extent such waivers of lien were previously furnished to Sublandlord).

Subject to the provisions of Paragraph B.2 hereof, upon compliance with the foregoing provisions of this Paragraph B.3, Sublandlord shall pay or cause to be paid to Subtenant or the persons named (pursuant to subdivision (c)(i) of this Section) in such certificate, the respective amounts stated therein to be due to them provided (less ten (10%) percent of such sum as retainage), provided however, that Sublandlord’s Contribution shall not exceed ONE HUNDRED SEVENTY THOUSAND FIVE HUNDRED FORTY AND 00/100 ($170,540.00) DOLLARS, and that all costs and expenses in excess of said sum shall be borne solely by Subtenant.

FIFTH:  Upon Subtenant’s execution of this First Amendment to Sublease, Subtenant shall deliver to Sublandlord a letter of credit in the amount of $511,620.00 to be held by Sublandlord pursuant to the terms of the Sublease as additional security for the faithful performance and observance by Subtenant of the terms, provisions and conditions of the Sublease (the “Additional Security”). Provided Subtenant shall not then be in default under any of the terms, covenants and conditions of the Sublease, and provided further that at no time shall Sublandlord have drawn down on any security deposit or letter of credit theretofore maintained under the Sublease as permitted under the Sublease, then, upon written notice to Sublandlord, the amount of Additional Security required to be deposited under the Sublease or LC Amount may be reduced after the dates and to the amounts as follows:

(i) After the date that is twelve (12) months following the day immediately succeeding the last day of the initial Free Fixed Rent Period pursuant to Section 5 of Article THIRD of this First Amendment to Sublease (the “1st Reduction Date”), to $383,715.00;

(ii) After the date that is twelve (12) months following the 1st Reduction Date, to $255,810.00 (the “2nd Reduction Date”); and

(iii) After the date that is twelve (12) months following the 2nd Reduction Date and for the balance of the term of the Sublease, to $127,905.00.

It is agreed that the security and/or LC Amounts required to be maintained pursuant to this Article FIFTH are (and shall remain) in addition to the security and/or LC Amounts required to be maintained pursuant to Article XXV of the Sublease prior to this First Amendment to Sublease.

SIXTH:  1. Sublandlord’s office furniture and equipment listed on Exhibit “A” annexed hereto and made a part hereof (the “Office Furniture and Equipment”) shall remain in the Additional Premises pursuant to the provisions of this Article. In consideration of the execution and delivery of this First Amendment to Sublease by Subtenant, Sublandlord hereby conveys to Subtenant and Subtenant hereby accepts all of Sublandlord’s right, title and interest in and to the Office Furniture and Equipment. Such conveyance is made with no recourse, warranty or representation of any nature whatsoever, express or implied, including any warranty of fitness for any particular purpose, except that Sublandlord hereby represents and warrants that such Office Furniture and Equipment is owned by Sublandlord free and clear and is not subject to any liens or encumbrances and that no third party has any rights in and to such Office Furniture and Equipment.

2. Subtenant acknowledges that it has inspected the Office Furniture and Equipment, is familiar with its condition and accepts the same in its “as-is” physical condition as of the Additional Premises Commencement Date. Except as otherwise set forth herein, neither Sublandlord nor any agent or representative of Sublandlord has made any express or implied warranties, guaranties, inducements, representations or information pertaining to the Office Furniture and Equipment or any part thereof, the physical condition, the uses which can be made of same or any other matter or thing with respect thereto. Subtenant shall remove all of the Office Furniture and Equipment from the Subleased Premises on or before the Expiration Date or the sooner termination of the Sublease.

3. Subtenant shall obtain and keep in full force and effect at all times during the term of the Sublease insurance policies in accordance with the terms of the Master Lease, which insurance policies, in addition to the requirements set forth in the Master Lease, shall name Sublandlord as an additional insured.

4. Subtenant agrees to pay any applicable sales and use taxes arising out of or in connection with the conveyance of the Office Furniture and Equipment to Subtenant.

SEVENTH:  If Sublandlord is unable to give (or delayed in giving ) possession of the Additional Premises to Tenant on the Additional Premises Commencement Date because of the holding-over or retention of possession of any tenant, undertenant or occupants, or for any other reason, Sublandlord shall not be subject to any liability for failure to give possession on said date and the validity of this First Amendment to Sublease and the Sublease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of the Sublease, but the Additional Premises Commencement Date shall be deemed extended until the date on which Sublandlord shall have tendered delivery of possession thereof to Subtenant (provided Subtenant is not responsible for the inability to obtain possession). The provisions of this Paragraph are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law. In the event that Sublandlord does not deliver possession of the Additional Premises by the date that is sixty (60) days following the date of execution and delivery of this First Amendment to Sublease by Sublandlord and Subtenant and execution and delivery of the Master Landlord Consent by the parties thereto (the “Deadline Date”), then the Free Fixed Rent Period set forth in subdivision (i) of Section 5 of Article Third of this First Amendment to Sublease shall be extended one (1) day for each day following the Deadline Date that the Additional Premises are not delivered until the date Sublandlord delivers possession of the Additional Premises. The foregoing extension of the Free Fixed Rent Period shall be Subtenant’s exclusive remedy with respect to the failure (or delay) to deliver the Additional Premises.

EIGHTH:  Notwithstanding anything to the contrary contained in the Sublease, Article VIII of the Sublease is hereby amended by deleting Section 8.01B (i) and Section 8.02B thereof and Subtenant acknowledges that Sublandlord has no obligation to enclose the internal stairway leading from the Present Premises to the Additional Premises or perform any other work in connection therewith.

NINTH:  Subtenant warrants and represents that (a) it dealt with no broker in consummating this First Amendment to Sublease, and (b) no conversations or prior negotiations were had with any broker concerning the renting of the Additional Premises other than Cushman & Wakefield, Inc. and Colliers ABR, Inc. (collectively, “Brokers”). Sublandlord warrants and represents that (a) it dealt with no broker in consummating this First Amendment to Sublease, and (b) no conversations or prior negotiations were had with any broker concerning the renting of the Additional Premises to Subtenant other than the Brokers. Subtenant agrees to indemnify and hold Sublandlord harmless against any claims, losses, damages, judgments, costs and expenses (including reasonable attorneys’ fees and disbursements) arising out of any breach of its foregoing representations. Sublandlord agrees to indemnify and hold Subtenant harmless against any claims, losses, damages, judgments, costs and expenses (including reasonable attorneys’ fees and disbursements) arising out of any breach of its foregoing representations. Commission, if any, payable to Brokers shall be paid by Sublandlord.

TENTH:  This First Amendment to Sublease shall not become effective unless and until the written consent of the Master Landlord to this First Amendment to Sublease, which consent shall include, in substance, an agreement by Master Landlord to recognize Subtenant under the terms of the Sublease in the event of a termination of the Master Lease by reason of a default thereunder by Sublandlord or voluntary termination of the Master Lease except in certain circumstances, subject to the terms of such consent (the “Master Landlord Consent”) has been obtained in form and substance reasonably acceptable to Sublandlord and Subtenant, and a copy of the fully executed Master Landlord Consent has been delivered to Sublandlord and Subtenant. Promptly following execution and delivery of this First Amendment to Sublease by Sublandlord and Subtenant, Sublandlord shall request the Master Landlord Consent. If the written Master Landlord Consent to this First Amendment to Sublease shall not be obtained on or before forty-five (45) days following execution of this First Amendment to Sublease by Sublandlord and Subtenant, then Sublandlord and Subtenant shall each have the right to terminate this First Amendment to Sublease upon ten (10) days’ prior written notice to the other party and unless the Master Landlord Consent is obtained within said ten (10) day period, this First Amendment to Sublease shall be of no further force or effect and shall be deemed null and void ab initio, and neither Sublandlord nor Subtenant shall have any liability hereunder, except that Sublandlord shall promptly return any Additional Premises Fixed Rent and security deposit delivered by Subtenant to Sublandlord pursuant to this First Amendment to Sublease; but the Sublease in effect prior to this First Amendment to Sublease shall remain in full force and effect and may not be terminated if the Master Landlord Consent to this First Amendment to Sublease is not obtained.

Subtenant hereby agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable requests made of Subtenant by Master Landlord in the procurement of the Master Landlord Consent.

ELEVENTH:  Subject to the provisions of the Sublease and Master Lease, including, without, limitation, Article XV of the Sublease and Section 7.4 of the Master Lease, at Subtenant’s request, Sublandlord shall request Master Landlord maintain listings (pursuant to Section 7.4 of the Master Lease) on the Building directory of the names of Subtenant and the names of any officers or employees of Subtenant; provided, however, that the number of names so listed shall be in the same proportion to the number of listings to which Tenant is entitled under the Master Lease as the aggregate number of square feet of rentable area of the Subleased Premises is to the aggregate number of square feet of rentable area of the Premises. Any amounts payable to Master Landlord for such listings shall be payable by Subtenant as a Subtenant Surcharge.

TWELFTH:  This First Amendment to Sublease is being tendered to Subtenant without obligation on Sublandlord’s part and in no event shall it be deemed to be binding on Sublandlord or give Subtenant any rights unless and until Sublandlord shall have executed the same and delivered a copy to Subtenant.

THIRTEENTH:  This Agreement may not be changed, modified or cancelled orally. Except as hereinabove modified and amended, and as so modified and amended, the Sublease is hereby ratified and confirmed in all respects and shall be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hand and seals as of the day and year first above written.

BKF MANAGEMENT CO., INC., Sublandlord

By:	/s/ J. Clarke Gray
Name: J. Clarke Gray

Title: CFO

DAYLIGHT FORENSIC AND ADVISORY LLC, Subtenant

By:	/s/ Ellen Zimiles
Name: Ellen Zimiles

Title: CEO

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On the           day of           in the year 2006 before me, the undersigned, a Notary Public in and for said State, personally appeared          , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/  Notary Public

EXHIBIT “A”

All built-in furniture currently located in the Additional Premises

All Conference Room Furniture currently located in the Additional Premises

All other moveable furniture to the extent remaining in the Additional Premises on the
Additional Premises Commencement Date, in Sublandlord’s sole discretion.

A-1